Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER EARNINGS

QUAKERTOWN, PA (October 22, 2014) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2014 of $2,044,000, or $0.62 per share on a diluted basis. This compares to net income of $2,128,000, or $0.65 per share on a diluted basis, for the same period in 2013.

For the nine month period ended September 30, 2014, QNB reported net income of $6,512,000, or $1.98 per share on a diluted basis. This compares to net income of $6,430,000, or $1.98 per share on a diluted basis, reported for the nine month period ended September 30, 2013.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.85% and 9.73%, respectively, for the quarter ended September 30, 2014 compared with 0.90% and 10.91%, respectively, for the quarter ended September 30, 2013. For the comparative nine month periods the annualized rate of return on average assets and average shareholders’ equity was 0.93% and 10.64%, respectively, for 2014 compared with 0.94% and 11.31%, respectively, for 2013.

The quarterly comparison reflects a 4.5% increase in net interest income after no required provision for loan losses which was offset by a 2.3% decrease in non-interest income and a 6.9% increase in non-interest expense.

Total assets as of September 30, 2014 were $994,885,000, compared with $932,883,000 at December 31, 2013. Total loans at September 30, 2014 were $536,682,000, compared with $501,716,000 at December 31, 2013, and total deposits at September 30, 2014 were $880,296,000, compared with $814,532,000 at December 31, 2013.

David W. Freeman, President and Chief Executive Officer stated, “Our third quarter results reflect the continuing pressure on our net interest margin of the prolonged low interest rate environment. We continue to see household growth as well as increased non-interest bearing and interest bearing checking account balances. The strong loan growth reflects continued improvement in the economic environment in the markets we serve.”

Mr. Freeman further noted, “The positive trend in improving asset quality continued, with non-performing assets declining for a sixth consecutive quarter.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2014 totaled $6,585,000, an increase of $133,000, or 2.1%, over the same period in 2013. When compared to the second quarter of 2014, net interest income increased $88,000 from the $6,497,000 reported. Average earning assets for the third quarter of 2014 were $921,507,000, an increase of $14,635,000 from the third quarter of 2013, with average loans increasing $36,715,000, or 7.5%, and average investment securities decreasing $37,226,000, or 9.4%, over the same period. On the funding side, average deposits increased by $18,616,000 to $844,168,000 for the third quarter of 2014 with increases in non-interest bearing demand deposits and interest bearing transaction accounts, municipal deposits and savings accounts offsetting declines in money market and time deposit balances.

The prolonged low interest rate environment and competitive rate environment for loans has continued to exert pressure on asset yields as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors. The change in the mix of earning assets with loans representing a larger proportion of earning assets has helped maintain the net interest margin. The net interest margin remained at 3.04% for the third quarter of 2014 compared to the third quarter of 2013, declining 14 basis points from 3.18% for the second quarter of 2014. The average rate earned on earning assets declined three basis points from 3.57% for the third quarter of 2013 to 3.54% for the third quarter of 2014. When comparing the change in the yield on earning assets between the two third quarter periods, the yield on loans declined 17 basis points from 4.66% for the third quarter of 2013 to 4.49% for the third quarter of 2014 while the yield on investment securities increased three basis points to 2.48% for the third quarter of 2014 from 2.45% for the same 2013 quarter. In comparison, the interest rate paid on interest-bearing deposits declined by one basis point to 0.59% for the third quarter of 2014 compared to the third quarter of 2013. The cost of interest-bearing liabilities declined four basis points from 0.62% to 0.58% comparing the same time periods.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

Based on this analysis, QNB recorded no provision for loan losses in any of the first three quarters of 2014 while $150,000 was recorded in the third quarter of 2013. QNB's allowance for loan losses of $8,366,000 represents 1.56% of total loans at September 30, 2014 compared to an allowance for loan losses of $8,925,000, or 1.78% of total loans, at December 31, 2013 and $8,995,000, or 1.85% of total loans, at September 30, 2013. Net loan charge-offs were $534,000 for the third quarter of 2014 compared with net charge-offs of $586,000 for the third quarter of 2013. For the nine month periods ended September 30, 2014 and 2013 net loan charge-offs were $559,000 and $1,027,000, respectively.

Asset quality has continued the trend of steady improvement over the past year with total non-performing assets of $17,962,000 at September 30, 2014 compared with $20,308,000 as of December 31, 2013 and $23,389,000 as of September 30, 2013. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $12,454,000, or 2.32% of total loans, at September 30, 2014 compared with $15,414,000, or 3.07% of total loans, at December 31, 2013 and $19,575,000, or 4.01% of total loans, at September 30, 2013. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at September 30, 2014, $7,927,000 or approximately 75% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter. In addition to the improvement in total non-performing loans when comparing the third quarter of 2014 with the same quarter of the prior year, loans classified as substandard or doubtful, which includes non-performing loans, continues to improve. At September 30, 2014 substandard or doubtful loans totaled $33,369,000, a reduction of $6,846,000, or 17.0%, from the $40,215,000 reported as of September 30, 2013.

QNB had other real estate owned and other repossessed assets of $3,046,000 as of September 30, 2014 compared with $1,645,000 at September 30, 2013. Included in the September 30, 2014 amount is one property with a fair value of $2,325,000 that is under an agreement of sale and is anticipated to close during the fourth quarter of 2014. Non-accrual pooled trust preferred securities are carried at fair value which was $2,462,000, $2,069,000, and $2,169,000 at September 30, 2014, December 31, 2013 and September 30, 2013, respectively. The change in the carrying value of these securities reflects fluctuation in their fair value, not additional security purchases.

Non-Interest Income

Total non-interest income was $1,517,000 for the third quarter of 2014, a decline of $36,000 compared with the same period in 2013. During the quarter net gains on trading activity contributed $40,000 to non-interest income and represents realized and unrealized gains and losses, net of expenses, on the municipal bond trading account portfolio that was started during the first quarter of 2014. Gain on sale of loans of residential mortgage loans, at $110,000 in the third quarter 2014 increased $74,000 compared to the same period in 2013. Negatively impacting non-interest income in the quarter were declines in retail brokerage income and net gain on investment securities for third quarter 2014, which decreased $27,000 and $123,000, compared to the same period in 2013.

Non-Interest Expense

Total non-interest expense was $5,478,000 for the third quarter of 2014, an increase of $355,000, or 6.9%, compared to $5,123,000 for the third quarter of 2013. Salaries and benefits expense increased $272,000, or 10.1%, when comparing the two quarters with the majority of this increase, $149,000, related to benefits expense. Medical costs comprise the largest portion of the benefits increase when comparing the quarters. The remaining $123,000 increase in salary and benefits costs is due primarily to an accrual for 2014 incentive compensation. Net occupancy as well as furniture and fixtures expense increased $52,000, or 6.4%. The majority of this increase relates to increased rental expense and real estate taxes, as well as higher depreciation expense on buildings and improvements, increased amortization cost of software and increased equipment maintenance costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken-Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Assets	$994,885	$915,875	$934,092	$932,883	$939,115
Investment securities
Trading	4,122	4,531	4,485	-	-
Available-for-sale	362,468	344,277	359,452	388,670	407,248
Held-to-maturity	146	146	146	146	146
Loans receivable	536,682	521,979	521,856	501,716	487,537
Allowance for loan losses	(8,366)	(8,900)	(8,819)	(8,925)	(8,995)
Net loans	528,316	513,079	513,037	492,791	478,542
Deposits	880,296	796,656	814,234	814,532	827,952
Demand, non-interest bearing	82,983	83,278	80,029	75,987	75,123
Interest-bearing demand, money market and savings	550,962	471,486	495,134	499,000	508,770
Time	246,351	241,892	239,071	239,545	244,059
Short-term borrowings	28,648	34,100	32,935	35,156	28,058
Long-term debt	-	-	5,000	5,000	5,000
Shareholders' equity	83,328	82,631	79,010	75,625	75,743

Asset Quality Data (Period End)
Non-accrual loans	$10,559	$12,573	$12,824	$13,453	$15,329
Loans past due 90 days or more and still accruing	-	84	-	1	-
Restructured loans	1,895	1,916	1,936	1,960	4,246
Non-performing loans	12,454	14,573	14,760	15,414	19,575
Other real estate owned and repossessed assets	3,046	2,833	2,825	2,825	1,645
Non-accrual pooled trust preferred securities	2,462	2,393	2,238	2,069	2,169
Non-performing assets	$17,962	$19,799	$19,823	$20,308	$23,389

Allowance for loan losses	$8,366	$8,900	$8,819	$8,925	$8,995

Non-performing loans / Loans excluding held-for-sale	2.32%	2.79%	2.83%	3.07%	4.01%
Non-performing assets / Assets	1.81%	2.16%	2.12%	2.18%	2.49%
Allowance for loan losses / Loans excluding held-for-sale	1.56%	1.71%	1.69%	1.78%	1.85%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the nine months ended,
For the period:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13	9/30/14	9/30/13

Interest income	$7,741	$7,588	$7,527	$7,606	$7,678	$22,856	$22,978
Interest expense	1,156	1,091	1,134	1,176	1,226	3,381	3,857
Net interest income	6,585	6,497	6,393	6,430	6,452	19,475	19,121
Provision for loan losses	-	-	-	150	150	-	250
Net interest income after provision for loan losses	6,585	6,497	6,393	6,280	6,302	19,475	18,871
Non-interest income:
Fees for services to customers	432	410	399	424	435	1,241	1,170
ATM and debit card	378	387	348	383	386	1,113	1,116
Retail brokerage and advisory income	138	149	166	142	165	453	382
Net gain on investment securities available-for-sale	180	285	622	5	303	1,087	819
Net gain from trading activity	40	93	22	-	-	155	-
Net gain on sale of loans	110	54	7	66	36	171	359
Other	239	247	248	253	228	734	694
Total non-interest income	1,517	1,625	1,812	1,273	1,553	4,954	4,540
Non-interest expense:
Salaries and employee benefits	2,963	2,836	2,795	2,630	2,691	8,594	7,923
Net occupancy and furniture and equipment	865	862	854	858	813	2,581	2,494
Other	1,650	1,616	1,563	1,584	1,619	4,829	4,737
Total non-interest expense	5,478	5,314	5,212	5,072	5,123	16,004	15,154
Income before income taxes	2,624	2,808	2,993	2,481	2,732	8,425	8,257
Provision for income taxes	580	636	697	519	604	1,913	1,827
Net income	$2,044	$2,172	$2,296	$1,962	$2,128	$6,512	$6,430

Share and Per Share Data:
Net income - basic	$0.62	$0.66	$0.70	$0.60	$0.65	$1.98	$1.98
Net income - diluted	$0.62	$0.66	$0.70	$0.60	$0.65	$1.98	$1.98
Book value	$25.20	$25.09	$24.06	$23.12	$23.22	$25.20	$23.22
Cash dividends	$0.28	$0.28	$0.28	$0.27	$0.27	$0.84	$0.81
Average common shares outstanding - basic	3,298,057	3,285,052	3,275,961	3,263,269	3,253,939	3,286,438	3,243,385
Average common shares outstanding - diluted	3,309,465	3,297,442	3,287,069	3,276,267	3,266,481	3,296,204	3,254,928

Selected Ratios:
Return on average assets	0.85%	0.95%	1.00%	0.83%	0.90%	0.93%	0.94%
Return on average shareholders' equity	9.73%	10.66%	11.59%	9.90%	10.91%	10.64%	11.31%
Net interest margin (tax equivalent)	3.04%	3.18%	3.12%	3.04%	3.04%	3.11%	3.11%
Efficiency ratio (tax equivalent)	63.90%	61.72%	59.97%	61.96%	60.29%	61.85%	60.27%
Average shareholders' equity to total average assets	8.70%	8.92%	8.66%	8.41%	8.22%	8.76%	8.27%
Net loan charge-offs (recoveries)	$534	$(81)	$106	$220	$586	$559	$1,027
Net loan charge-offs (recoveries) - annualized /Average loans excluding held-for-sale	0.40%	(0.06)%	0.08%	0.17%	0.48%	0.14%	0.29%

Balance Sheet (Average)
Assets	$958,512	$916,518	$928,328	$935,477	$940,924	$934,553	$919,046
Investment securities (Trading, AFS & HTM)	358,245	351,961	380,034	404,832	395,471	363,333	390,914
Loans receivable	524,901	520,909	507,439	488,924	488,186	517,814	480,900
Deposits	844,168	796,532	806,930	816,932	825,552	816,014	806,111
Shareholders' equity	83,345	81,752	80,355	78,648	77,372	81,828	75,994